Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
SECOND QUARTER AND FIRST SIX MONTHS OF 2019

SAN DIEGO, CALIFORNIA, August 5, 2019....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the second quarter and six months ended June 30, 2019. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended June 30, 2019:

•	Net income per share was $0.31

•	AFFO per share increased 2.5% to $0.82, compared to the quarter ended June 30, 2018

•
Invested $1.1 billion in 102 properties, bringing our investments year-to-date to over $1.6 billion, including £433.9 million (or approximately $549.2 million) related to our first international real estate investment in the United Kingdom

•	Raised $1.0 billion from the sale of common stock

•	Issued $500 million of senior unsecured notes due 2029 through a public offering, and £315 million in senior unsecured notes due 2034 through a private placement

CEO Comments

“We completed another strong quarter and our business continues to perform well,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “We invested approximately $1.1 billion in high quality real estate during the quarter, including completing our first-ever international acquisition, bringing us to over $1.6 billion invested during the first half of the year. To finance our investment activity, we raised approximately $1.9 billion of attractively priced capital during the quarter, including over $1.0 billion of equity."

"We ended the quarter with nearly full availability on our $3.0 billion revolving credit facility and a debt-to-EBITDA ratio of 5.4x. We remain very well-positioned with a conservative capital structure, sector-leading cost of capital, and a robust pipeline of investment opportunities.”

Financial Results

Revenue
Revenue for the quarter ended June 30, 2019, increased 11.1% to $365.5 million, as compared to $328.9 million for the same quarter in 2018. Revenue for the six months ended June 30, 2019 increased 11.2% to $719.8 million, as compared to $647.2 million for the same period in 2018.

Net Income Available to Common Stockholders
Net income available to common stockholders for the quarter ended June 30, 2019, was $95.2 million, as compared to $96.4 million for the same quarter in 2018. Net income per share for the quarter ended June 30, 2019, was $0.31, as compared to $0.34 for the same quarter in 2018.

Net income available to common stockholders for the six months ended June 30, 2019 was $206.1 million, as compared to $179.5 million for the same period in 2018. Net income per share for the six months ended June 30, 2019 was $0.67, as compared to $0.63 for the same period in 2018.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and foreign currency gains and losses. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)
FFO for the quarter ended June 30, 2019, increased to $251.5 million, as compared to $226.1 million for the same quarter in 2018. FFO per share for the quarter ended June 30, 2019, increased to $0.81, as compared to $0.79 for the same quarter in 2018.

FFO for the six months ended June 30, 2019 increased to $497.2 million, as compared to $451.0 million for the same period in 2018. FFO per share for the six months ended June 30, 2019 increased to $1.62, as compared to $1.58 for the same period in 2018.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)
AFFO for the quarter ended June 30, 2019, increased 11.9% to $253.9 million, as compared to $227.0 million for the same quarter in 2018. AFFO per share for the quarter ended June 30, 2019, increased 2.5% to $0.82, as compared to $0.80 for the same quarter in 2018.

AFFO for the six months ended June 30, 2019 increased 11.3% to $502.7 million, as compared to $451.5 million for the same period in 2018. AFFO per share for the six months ended June 30, 2019 increased 2.5% to $1.63, as compared to $1.59 for the same period in 2018.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages seven and eight of this press release.

Dividend Increases
In June 2019, Realty Income announced the 87th consecutive quarterly dividend increase, which is the 102nd increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of June 30, 2019 was $2.718 per share. The amount of monthly dividends paid per share increased 2.9% to $0.678 in the second quarter of 2019, as compared to $0.659 for the same quarter of 2018. During the second quarter of 2019, the company distributed $208.9 million in common dividends to shareholders, representing 82.3% of its AFFO of $253.9 million.

Real Estate Portfolio Update

As of June 30, 2019, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 5,951 properties located in 49 states, Puerto Rico and the United Kingdom, leased to 265 different commercial tenants, and doing business in 49 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.4 years.

Asset Management Activities
The company’s portfolio of commercial real estate, owned primarily under long-term net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of June 30, 2019, portfolio occupancy was 98.3% with 102 properties available for lease out of 5,951 properties in the portfolio, as compared to 98.3% as of March 31, 2019 and 98.7% as of June 30, 2018. Economic occupancy, or occupancy as measured by rental revenue, was 98.6% as of June 30, 2019, as compared to 98.8% as of March 31, 2019 and 98.9% as of June 30, 2018.

Since March 31, 2019, when the company reported 102 properties available for lease, the company had 102 lease expirations, re-leased 86 properties and sold 16 vacant properties during the quarter ended June 30, 2019. Of the 86 properties re-leased during the quarter ended June 30, 2019, 82 properties were re-leased to the same tenants and four were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $23.8 million, as compared to the previous annual rent of $23.7 million on the same properties, representing a rent recapture rate of 100.4% on the properties re-leased during the quarter ended June 30, 2019.

Since December 31, 2018, when the company reported 80 properties available for lease, the company had 210 lease expirations, re-leased 157 properties and sold 31 vacant properties during the six months ended June 30, 2019. Of the 157 properties re-leased during the six months ended June 30, 2019, 148 properties were re-leased to the same tenants, four were re-leased to new tenants without vacancy, and five were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $41.6 million, as compared to the previous annual rent of $40.7 million on the same properties, representing a rent recapture rate of 102.2% on the properties re-leased during the six months ended June 30, 2019.

Rent Increases
During the quarter ended June 30, 2019, same store rents on 4,863 properties under lease increased 1.4% to $294.0 million, as compared to $289.8 million for the same quarter in 2018. For the six months ended June 30, 2019, same store rents on 4,863 properties under lease increased 1.5% to $590.5 million as compared to $581.9 million for the same period in 2018.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and U.K. for the periods indicated below:

	Number of Properties	Square Feet (in millions)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Average Cash Lease Yield
Three months ended June 30, 2019
Acquisitions - U.S. (in 28 states)	78	2.3	$532.3	14.8	6.9%
Acquisitions - U.K. (1)	12	1.1	549.2	14.8	5.3%
Total Acquisitions	90	3.4	1,081.5	14.8	6.1%
Properties under Development - U.S.	12	0.4	13.2	15.9	7.3%
Total (2)	102	3.8	$1,094.7	14.8	6.1%

Six months ended June 30, 2019
Acquisitions - U.S. (in 34 states)	175	4.2	$1,040.9	15.9	6.8%
Acquisitions - U.K. (1)	12	1.1	549.2	14.8	5.3%
Total Acquisitions	187	5.3	1,590.1	15.5	6.3%
Properties under Development - U.S.	12	0.4	24.1	16.5	7.2%
Total (3)	199	5.7	$1,614.2	15.6	6.3%

(1)	Represents investment of £433.9 million, multiplied by the applicable exchange rate on the closing date of the acquisition.

(2)
The tenants occupying the new properties operate in 15 industries, and are 99.4% retail and 0.6% industrial, based on rental revenue. Approximately 12% of the rental revenue generated from acquisitions during the second quarter of 2019 is from investment grade rated tenants and their subsidiaries.

(3)
The tenants occupying the new properties operate in 17 industries, and are 99.1% retail and 0.9% industrial, based on rental revenue. Approximately 18% of the rental revenue generated from acquisitions during the first six months of 2019 is from investment grade rated tenants and their subsidiaries.

Property Dispositions
During the quarter ended June 30, 2019, Realty Income sold 18 properties for $28.6 million, with a gain on sales of
$6.9 million. During the six months ended June 30, 2019, Realty Income sold 37 properties for $51.1 million, with a gain on sales of $14.2 million.

Liquidity and Capital Markets

Capital Raising
During the quarter ended June 30, 2019, Realty Income raised $1.0 billion from the sale of common stock at a weighted average price of $69.67 per share, including net proceeds of $845.1 million raised in the issuance of 12,650,000 shares of common stock in an overnight public offering in May 2019.

Also in May 2019, we entered into a note purchase agreement (the “Note Purchase Agreement”) that provided for the private placement of £315 million in senior unsecured notes due May 2034 (the “2034 Notes”).
In June 2019, we issued $500 million of 3.250% senior unsecured notes due June 2029 (the "2029 Notes"). The public offering price for the 2029 Notes was 99.359% of the principal amount, for an effective yield to maturity of 3.326%.

Credit Facility
Realty Income has a $3.25 billion unsecured credit facility, which is comprised of a $3.0 billion revolving credit facility, with an initial term that expires in March 2023 (subject to two six-month options to extend), and a $250.0 million term loan due March 2024. The revolving credit facility also has a $1.0 billion expansion feature. As of June 30, 2019, the balance of borrowings outstanding under our revolving credit facility was $8.0 million.

2019 Earnings Guidance

We estimate AFFO per share for 2019 of $3.28 to $3.33. AFFO adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

We estimate FFO per share for 2019 of $3.26 to $3.31. FFO per share for 2019 is based on a net income per share range of $1.33 to $1.38, plus estimated real estate depreciation and impairments of $1.99 per share, and reduced by potential estimated gains on sales of investment properties of $0.06 per share (in accordance with NAREIT’s definition of FFO).

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on
August 6, 2019 at 11:30 a.m. PT to discuss the results. To access the conference, dial (800) 353-6461. When prompted, provide the conference ID 8531559.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the passcode 8531559. The telephone replay will be available through August 20, 2019. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through August 20, 2019. No access code is required for this replay.

Supplemental Materials

Supplemental materials on second quarter and year-to-date 2019 operating results are available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,900 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 589 consecutive common stock monthly dividends throughout its 50-year operating history and increased the dividend 102 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local and foreign real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/19	Ended 6/30/18	Ended 6/30/19	Ended 6/30/18
REVENUE
Rental (including reimbursable)	$364,252	$325,265	$718,289	$643,113
Other	1,198	3,621	1,526	4,068
Total revenue	365,450	328,886	719,815	647,181

EXPENSES
Depreciation and amortization	150,426	133,999	287,943	265,102
Interest	72,488	66,628	142,508	126,043
General and administrative	18,585	17,954	33,693	33,638
Property (including reimbursable)	21,342	16,236	42,978	32,788
Income taxes	1,155	1,208	2,600	2,431
Provisions for impairment	13,061	3,951	17,733	18,172
Total expenses	277,057	239,976	527,455	478,174
Gain on sales of real estate	6,891	7,787	14,154	11,005
Foreign currency and derivative gains, net	136	—	136	—
Net income	95,420	96,697	206,650	180,012
Net income attributable to noncontrolling interests	(226)	(317)	(514)	(469)
Net income available to common stockholders	$95,194	$96,380	$206,136	$179,543

Funds from operations available to common stockholders (FFO)	$251,489	$226,082	$497,164	$450,964
Adjusted funds from operations available to common stockholders (AFFO)	$253,935	$226,988	$502,669	$451,549

Per share information for common stockholders:
Net income, basic and diluted	$0.31	$0.34	$0.67	$0.63

FFO:
Basic	$0.81	$0.79	$1.62	$1.59
Diluted	$0.81	$0.79	$1.62	$1.58

AFFO:
Basic	$0.82	$0.80	$1.64	$1.59
Diluted	$0.82	$0.80	$1.63	$1.59

Cash dividends paid per common share	$0.678	$0.659	$1.350	$1.309

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/19	Ended 6/30/18	Ended 6/30/19	Ended 6/30/18

Net income available to common stockholders	$95,194	$96,380	$206,136	$179,543
Depreciation and amortization	150,426	133,999	287,943	265,102
Depreciation of furniture, fixtures and equipment	(147)	(168)	(302)	(327)
Provisions for impairment	13,061	3,951	17,733	18,172
Gain on sales of real estate	(6,891)	(7,787)	(14,154)	(11,005)
FFO adjustments allocable to noncontrolling interests	(154)	(293)	(192)	(521)
FFO available to common stockholders	$251,489	$226,082	$497,164	$450,964
FFO allocable to dilutive noncontrolling interests	362	232	670	450
Diluted FFO	$251,851	$226,314	$497,834	$451,414

FFO per common share:
Basic	$0.81	$0.79	$1.62	$1.59
Diluted	$0.81	$0.79	$1.62	$1.58

Distributions paid to common stockholders	$208,864	$187,488	$413,410	$373,044

FFO available to common stockholders in excess of distributions paid to common stockholders	$42,625	$38,594	$83,754	$77,920

Weighted average number of common shares used for FFO:
Basic	311,032,972	284,928,969	307,293,949	284,469,689
Diluted	311,785,281	285,372,256	308,000,806	284,924,336

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/19	Ended 6/30/18	Ended 6/30/19	Ended 6/30/18
Net income available to common stockholders	$95,194	$96,380	$206,136	$179,543
Cumulative adjustments to calculate FFO (1)	156,295	129,702	291,028	271,421
FFO available to common stockholders	251,489	226,082	497,164	450,964
Amortization of share-based compensation	4,527	4,995	7,291	8,657
Amortization of deferred financing costs (2)	1,133	1,014	2,173	1,858
Amortization of net mortgage premiums	(354)	(354)	(708)	(813)
Loss (gain) on interest rate swaps	686	(792)	1,364	(2,799)
Straight-line payments from cross-currency swaps (3)	799	—	799	—
Leasing costs and commissions	(707)	(1,536)	(1,030)	(2,452)
Recurring capital expenditures	(116)	(135)	(172)	(147)
Straight-line rent	(7,230)	(6,267)	(12,092)	(11,632)
Amortization of above and below-market leases	3,627	3,907	7,741	7,771
Other adjustments (4)	81	74	139	142
AFFO available to common stockholders	$253,935	$226,988	$502,669	$451,549
AFFO allocable to dilutive noncontrolling interests	368	236	—	465
Diluted AFFO	$254,303	$227,224	$502,669	$452,014

AFFO per common share:
Basic	$0.82	$0.80	$1.64	$1.59
Diluted	$0.82	$0.80	$1.63	$1.59

Distributions paid to common stockholders	$208,864	$187,488	$413,410	$373,044

AFFO available to common stockholders in excess of distributions paid to common stockholders	$45,071	$39,500	$89,259	$78,505

Weighted average number of common shares used for AFFO:
Basic	311,032,972	284,928,969	307,293,949	284,469,689
Diluted	311,785,281	285,372,256	307,580,127	284,924,336

(1)	See FFO calculation on page seven for reconciling items.

(2)
Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)
Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.

(4)
Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended June 30,	2019	2018	2017	2016	2015

Net income available to common stockholders	$95,194	$96,380	$81,136	$69,045	$59,317
Depreciation and amortization, net of furniture, fixtures and equipment	150,279	133,831	122,939	110,147	100,861
Provisions for impairment	13,061	3,951	2,274	6,269	3,230
Gain on sales of real estate	(6,891)	(7,787)	(2,839)	(8,658)	(3,675)
FFO adjustments allocable to noncontrolling interests	(154)	(293)	(238)	(155)	(263)

FFO	$251,489	$226,082	$203,272	$176,648	$159,470

FFO per diluted share	$0.81	$0.79	$0.75	$0.70	$0.69

AFFO	$253,935	$226,988	$208,388	$180,876	$159,060

AFFO per diluted share	$0.82	$0.80	$0.76	$0.71	$0.68

Cash dividends paid per share	$0.678	$0.659	$0.633	$0.597	$0.569

Weighted average diluted shares outstanding - FFO	311,785,281	285,372,256	273,187,669	254,254,243	232,886,185

Weighted average diluted shares outstanding - AFFO	311,785,281	285,372,256	273,187,669	253,937,221	232,886,185

For the six months ended June 30,	2019	2018	2017	2016	2015

Net income available to common stockholders	$206,136	$179,543	$152,722	$132,518	$119,810
Depreciation and amortization, net of furniture, fixtures and equipment	287,641	264,775	243,879	217,887	198,713
Provisions for impairment	17,733	18,172	7,706	8,192	5,317
Gain on sales of real estate	(14,154)	(11,005)	(13,371)	(10,948)	(10,893)
FFO adjustments allocable to noncontrolling interests	(192)	(521)	(453)	(373)	(577)

FFO	$497,164	$450,964	$390,483	$347,276	$312,370

FFO per diluted share	$1.62	$1.58	$1.46	$1.38	$1.36

AFFO	$502,669	$451,549	$409,723	$356,793	$311,184

AFFO per diluted share	$1.63	$1.59	$1.53	$1.42	$1.36

Cash dividends paid per share	$1.350	$1.309	$1.257	$1.185	$1.130

Weighted average diluted shares outstanding - FFO	308,000,806	284,924,336	268,569,855	252,073,685	229,061,762

Weighted average diluted shares outstanding - AFFO	307,580,127	284,924,336	268,658,037	252,378,957	229,061,762

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2019	December 31, 2018
ASSETS	(unaudited)
Real estate, at cost:
Land	$5,058,572	$4,682,660
Buildings and improvements	12,774,967	11,858,806
Total real estate, at cost	17,833,539	16,541,466
Less accumulated depreciation and amortization	(2,911,779)	(2,714,534)
Net real estate held for investment	14,921,760	13,826,932
Real estate held for sale, net	18,506	16,585
Net real estate	14,940,266	13,843,517
Cash and cash equivalents	27,136	10,387
Accounts receivable	165,470	144,991
Lease intangible assets, net	1,308,564	1,199,597
Goodwill	14,536	14,630
Other assets, net	292,658	47,361
Total assets	$16,748,630	$15,260,483

LIABILITIES AND EQUITY
Distributions payable	$72,752	$67,789
Accounts payable and accrued expenses	156,859	133,765
Lease intangible liabilities, net	330,893	310,866
Other liabilities	251,244	127,109
Line of credit payable	8,000	252,000
Term loans, net	498,829	568,610
Mortgages payable, net	299,397	302,569
Notes payable, net	6,268,062	5,376,797
Total liabilities	7,886,036	7,139,505

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 740,200,000 shares authorized, 318,218,713 shares issued and outstanding as of June 30, 2019 and 370,100,000 shares authorized, 303,742,090 shares issued and outstanding as of December 31, 2018	11,722,036	10,754,495
Distributions in excess of net income	(2,869,937)	(2,657,655)
Accumulated other comprehensive loss	(14,597)	(8,098)
Total stockholders’ equity	8,837,502	8,088,742
Noncontrolling interests	25,092	32,236
Total equity	8,862,594	8,120,978
Total liabilities and equity	$16,748,630	$15,260,483

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
YTD 2019	3.9%	11.5%	3.8%	19.3%	2.2%	15.4%	1.9%	18.5%	1.0%	20.7%

Compound Average Annual Total Return (5)		16.4%		10.7%		10.6%		9.8%		10.0%

Note:   The dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)	FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)
Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)	Includes reinvestment of dividends. Source: NAREIT website and Factset.

(4)	Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.

(5)
The Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income’s NYSE listing on October 18, 1994 through June 30, 2019, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.